LANDRY’S RESTAURANTS, INC. ANNOUNCES TERMINATION OF MERGER AGREEMENT AND WILL PURSUE
ALTERNATIVE FINANCING

HOUSTON, Texas (January 12, 2009) – Landry’s Restaurants, Inc. (NYSE:LNY) (“Company”) announced today that it has terminated the previously announced going private transaction due to unusual circumstances with Jefferies Funding LLC, Jefferies & Company, Inc., Jefferies Finance LLC and Wells Fargo Foothill (“the lead lenders”) and the Securities and Exchange Commission (“SEC”) and is pursuing the alternative financing as set forth under a commitment from the lead lenders to refinance its existing approximately $400 million in senior notes.

In connection with the proxy statement required to be provided to Company shareholders voting on the previously announced going private transaction, the SEC was requiring the Company to disclose certain information from a commitment letter issued by the lead lenders to Fertitta Holdings, Inc. and Fertitta Acquisition Co. (collectively, “Fertitta”) and the Company about the proposed financing for the going private transaction and for the alternative financing (in the event the going private transaction did not occur). The commitment letter issued by the lead lenders required that such information not be disclosed and be kept confidential. Although the Company informed the SEC of the foregoing and requested confidential treatment of the information, the SEC insisted upon disclosure of the confidential terms. When the lead lenders were informed of the SEC’s position, the lead lenders advised both Fertitta and the Company that the lead lenders would not agree to disclosure of the confidential information and that any disclosure by the Company or Fertitta would be in violation of the terms of the commitment letter and result in the lead lenders terminating their commitments for both the going private and alternative financing transactions.

In the event the lead lenders pulled their commitments, there would have been no financing available for the proposed going private transaction, and the Company would have lost its alternative financing commitment. If the going private transaction was terminated, no proxy statement would be required to be distributed to shareholders, therefore preserving the confidentiality of the terms of the alternative financing until the final terms are decided. Given the current economic environment and the Company’s need to refinance its existing approximately $400 million in senior notes, the Company informed Fertitta that the Company was not prepared to risk losing its alternative financing commitment and was therefore unable to comply with a condition of the merger agreement which required distribution of an SEC approved proxy statement to Company shareholders to vote on the adoption of the merger proposal. As a result of the Company’s inability to provide a proxy statement to Company shareholders, the Company informed Fertitta that it would be unable to consummate the merger transaction.

Fertitta and the Special Committee of the Board of Directors of the Company, formed to negotiate the proposed going private transaction, have met and agreed that due to the foregoing, it is in the best interests of the Company and its shareholders to terminate the proposed merger transaction at this time. Neither Fertitta nor the Company will be obligated to make any payments to each other as a result of the termination of the Merger Agreement.

According to the Company, despite the termination of the going private transaction, the lead lenders have agreed that the alternative financing to provide the Company the ability to refinance its outstanding 9.5% Notes and 7.5% Notes will proceed. Moreover, the termination of the Merger Agreement will not impact the Company’s existing tender offers for the Notes as it is a condition to the tender offers that either the merger or alternative financing be consummated. The Company expects the closing of the refinancing will occur prior to the end of February 2009.

Michael Chadwick, Chairman of the Special Committee formed by the Company’s Board of Directors to evaluate and consider the merger transaction stated, “While this must be extremely disappointing to our shareholders, the Special Committee recognizes that the financial markets are in crisis and respects the position of our lenders. Given our need to refinance approximately $400 million in senior notes, and the existing world-wide credit crisis, we felt that it was in the best interests of our stockholders to terminate the Merger Agreement in order to maintain the alternative financing.”

The Company is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab, The Chart House, and the Signature Group of restaurants. The Company is also engaged in the ownership and operation of select hospitality businesses, including the Golden Nugget Hotel & Casino in Las Vegas and Laughlin, Nevada.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby.  Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the Company’s inability to obtain the alternative financing; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  The Company may not update or revise any forward-looking statements made in this press release.

	Steven L. Scheinthal	Rick H. Liem
	Executive Vice President and General Counsel	Executive Vice President and CFO
CONTACT:	(713) 850-1010	(713) 850-1010